As filed with the Securities and Exchange Commission on December 14, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

WILLBROS GROUP, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama (State or other jurisdiction of incorporation or organization)	98-0160660 (I.R.S. Employer Identification No.)

Plaza 2000 Building

50th Street, 8th Floor

P.O. Box 0816-01098

Panama, Republic of Panama

(Address, including zip code, of registrant’s principal executive offices)

Willbros Group, Inc. 2006 Director Restricted Stock Plan

(Full title of the plan)

MICHAEL F. CURRAN

Chairman and

Chief Executive Officer

Willbros Group, Inc.

c/o Willbros USA, Inc.

4400 Post Oak Parkway, Suite 1000

Houston, TX 77027

(713) 403-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $.05 par value (2)	50,000	$18.43	$921,500	$98.60
Preferred Share Purchase Rights (2)	50,000	N/A (2)	N/A (2)	N/A (2)

(1)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the plan.

(2)	Each share of Common Stock is accompanied by a preferred share purchase right pursuant to the registrant’s Rights Agreement dated April 1, 1999, with Mellon Investor Services, LLC, as Rights Agent.

(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of $18.43 per share, the average of the high and low sales prices for the common stock as reported on the New York Stock Exchange for December 11, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Willbros Group, Inc. (“Registrant”) with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

(3)	Current Reports on Form 8-K filed with the Commission on January 10, 2006, January 19, 2006, January 26, 2006, February 3, 2006, February 14, 2006, March 29, 2006, April 13, 2006, June 16, 2006, June 22, 2006, August 8, 2006, August 10, 2006, August 15, 2006, August 18, 2006 (as amended by Form 8-K/A filed on September 1, 2006), August 23, 2006, September 1, 2006, October 27, 2006, November 2, 2006, November 7, 2006, November 20, 2006, December 8, 2006, and December 13, 2006;

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated July 19, 1996, and including any amendment or report heretofore or hereafter filed for the purpose of updating such description; and

(5)	The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, dated April 9, 1999, and including any amendment or report heretofore or hereafter filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The Registrant has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Registrant’s financial statements as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, incorporated by reference in this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Article 64 of the General Corporation Law of Panama (the “PGCL”) provides that directors shall be liable to creditors of the Registrant for authorizing a dividend or distribution of assets with knowledge that such payments impair the Registrant’s capital or for making a false report or statement in any material respect. In addition, Article 444 of the Panama Code of Commerce (“Article 444”) provides that directors are not personally liable for the Registrant’s obligations, except for liability to the Registrant and third parties for the effectiveness of the payments to the Registrant made by stockholders, the existence of dividends declared, the good management of the accounting, and in general, for execution or deficient performance of their mandate or the violation of laws, the Articles of Incorporation, the By-laws or resolutions of the stockholders. Article 444 provides that the liability of directors may only be claimed pursuant to a resolution of the stockholders.

The PGCL does not address the issue as to whether or not a corporation may eliminate or limit a director’s, officer’s or agent’s liability to the corporation. Nevertheless, Arias, Fabrega & Fabrega, Panamanian counsel to the Registrant, has advised the Registrant that, as between the Registrant and its directors, officers and agents, such liability may be released under general contract principles, to the extent that a director, officer or agent, in the performance of his duties to the corporation, has not acted with gross negligence or malfeasance. This release may be included in the Articles of Incorporation or By-laws of the Registrant or in a contract entered into between the Registrant and the director, officer or agent. While such a release may not be binding with respect to a third person or stockholder claiming liability under Article 444, in order to claim such liability, a resolution of the stockholders would be necessary, which the Registrant believes would be difficult to secure in the case of a publicly held company.

The PGCL does not address the extent to which a corporation may indemnify a director, officer or agent. However, the Registrant’s Panamanian counsel has advised the Registrant that, under general agency principles, an agent, which would include directors and officers, may be indemnified against liability to third persons, except for a claim based on Article 64 of the PGCL or for losses due to gross negligence or malfeasance in the performance of such agent’s duties. The Registrant’s Restated Articles of Incorporation release directors from personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and authorize the Registrant’s board of directors to adopt By-laws or resolutions to this effect or to cause the Registrant to enter into contracts providing for limitation of liability and for indemnification of directors, officers, and agents. The Registrant’s Restated By-laws provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by, and in the manner permissible under, the laws of the Republic of Panama. The Registrant has also entered into specific agreements with its directors and officers providing for indemnification of such persons under certain circumstances. The Registrant carries directors’ and officers’ liability insurance to insure its officers and directors against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director. The Registrant also carries directors’ and officers’ liability insurance which insures its officers and directors against liabilities they may incur in connection with the registration, offering or sale of the securities covered by this Registration Statement.

The preceding discussion is subject to the Registrant’s Restated Articles of Incorporation and Restated By-laws and the provisions of Article 64 of the PGCL and Article 444 as applicable. It is not intended to be exhaustive and is qualified in its entirety by the Registrant’s Restated Articles of Incorporation, the Registrant’s Restated By-laws and Article 64 of the PGCL and Article 444.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Document

4.1**	2006 Director Restricted Stock Plan.

5*	Opinion of Arias, Fabrega & Fabrega.

23.1*	Consent of GLO CPAs, LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

24*	Power of Attorney (included on page II-5 of this Registration Statement).

*	Filed herewith.
**	Incorporated by reference to Exhibit D to the Registrant’s Proxy Statement for its Annual Meeting of Stockholders dated July 5, 2006.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 14th day of December, 2006.

WILLBROS GROUP, INC.

By:	/s/ Michael F. Curran
Michael F. Curran Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert R. Harl, Van A. Welch and John T. Dalton, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael F. Curran Michael F. Curran	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Authorized Representative in the United States)	December 14, 2006

/s/ Robert R. Harl Robert R. Harl	Director, President and Chief Operating Officer	December 14, 2006

/s/ Van A. Welch Van A. Welch	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2006

Michael J. Bayer	Director	December , 2006

Signature	Title	Date

S. Fred Isaacs	Director	December , 2006

/s/ Peter A. Leidel Peter A. Leidel	Director	December 14, 2006

/s/ John T. McNabb, II John T. McNabb, II	Director	December 14, 2006

/s/ Rodney B. Mitchell Rodney B. Mitchell	Director	December 14, 2006

/s/ James B. Taylor, Jr. James B. Taylor, Jr.	Director	December 14, 2006

/s/ S. Miller Williams S. Miller Williams	Director	December 14, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1**	2006 Director Restricted Stock Plan.

5*	Opinion of Arias, Fabrega & Fabrega.

23.1*	Consent of GLO CPAs, LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

24*	Power of Attorney (included on page II-5 of this Registration Statement).

*	Filed herewith.
**	Incorporated by reference to Exhibit D to the Registrant’s Proxy Statement for its Annual Meeting of Stockholders dated July 5, 2006.